                                                                     EXHIBIT 4.3


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement (this "Amendment"), dated as of February 19, 2004, between TROVER SOLUTIONS, INC., a Delaware corporation formerly known as Healthcare Recoveries, Inc. (the "Company"), and NATIONAL CITY BANK, a national banking association (the "Rights Agent").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement (the "Rights Agreement"), dated as of February 12, 1999 (capitalized terms that are used in this Agreement but not otherwise defined shall have the meanings ascribed to them in the Rights Agreement);

         WHEREAS, pursuant to the Rights Agreement, the Board of Directors of the Company declared a dividend of one Right for each share of Common Stock of the Company outstanding on March 1, 1999, and authorized the issuance of one Right for each share of Common Stock that became outstanding after that date and prior to the Distribution Date;

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Stock Acquisition Date, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or the Common Stock;

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to enter into an Agreement and Plan of Merger, to be dated the same date as this Amendment (the "Merger Agreement"), providing for the merger of an indirect wholly owned subsidiary of Thomas Weisel Capital Partners, L.P. with and into the Company (the "Merger");

         WHEREAS, the Company has determined that it is appropriate to amend the Rights Agreement in order to ensure that neither the execution and delivery of the Merger Agreement, nor the consummation of any of the transactions provided for in the Merger Agreement, will cause the Rights to become exercisable or trigger any other adverse consequence under the Rights Agreement and to provide for the expiration of the Rights and the Rights Agreement upon the consummation of the Merger; and

         WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

         NOW, THEREFORE, in accordance with the procedures for amendment set forth in Section 27 of the Rights Agreement, and in consideration of the foregoing and the mutual agreements set forth in this Amendment, the parties hereby agree as follows:

         1.       Amendments. The Rights Agreement is amended as follows:

                  (a)      The definition of "Acquiring Person" set forth in
Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of that definition:

                  Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of February 19, 2004, among TSI Holding Co., Inc., a Delaware corporation ("Parent"), TSI Acquisition Co., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and the Company (as it may be amended from time to time, the "Merger Agreement") or the execution and delivery of any amendment thereto, (ii) the merger of Subsidiary with and into the Company pursuant to and in accordance with the provisions of the Merger Agreement or (iii) the consummation of any other transaction contemplated by the Merger Agreement.


                  (b) The definition of "Stock Acquisition Date" set forth in Section 1(dd) of the Rights Agreement is amended by adding the following sentence to the end of that definition:

                  Notwithstanding anything else contained in this Agreement, a Stock Acquisition Date shall not be deemed to have occurred by reason of the public announcement of (i) the execution and delivery of the Merger Agreement or of any amendment to the Merger Agreement, (ii) the merger of Subsidiary with and into the

                  Company pursuant to and in accordance with the provisions of the Merger Agreement or (iii) the consummation of any other transaction contemplated by the Merger Agreement.

                  (c) Section 7(a) of the Rights Agreement is amended to provide in its entirety as follows:

                  Subject to Section 7(e), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation, the restrictions on exercisability set forth in Section 9(b),
                  Section 11(a)(iii) and Section 23(a)), in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the earliest of (i) the Close of Business on March 1, 2009 ("Final Expiration Date"), (ii) the effective time of the merger of Subsidiary with and into the Company provided for in the Merger Agreement (the "Effective Time"), (iii) the time at which the Rights are redeemed as provided in Section 23 (such date being herein referred to as the "Expiration Date"), or (iv) the time at which such Rights are exchanged as provided in Section 24.

                  (d) Section 23 of the Rights Agreement is amended by adding the following new paragraph (c) to the end of that Section:

                  Notwithstanding anything else contained in this Agreement, upon the Effective Time, this Agreement, the Rights and all rights of the holders of the Rights under or in respect of the Rights or this Agreement shall be deemed to have been terminated with effect from immediately prior to the Effective Time, and thereafter shall be of no further force or effect.

         2. Company Officer's Certificate. The Rights Agent acknowledges receipt of a certificate from an officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

         3. Rights Agreement Remains in Full Force and Effect. The Rights Agreement, as amended by this Amendment, shall and does remain in full force and effect in accordance with its terms.

         4. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall be binding on and inure to the benefit of their respective successors and assigns.

         5. Benefits of this Agreement. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Amendment. This Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

         6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         7. Counterpart. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the day and year first above written.


                                           TROVER SOLUTIONS, INC.


Attest: /s/ Mary Ann Blake                 By:     /s/ Douglas R. Sharps
       ------------------------------           -------------------------------
       Name:  Mary Ann Blake                    Name:  Douglas R. Sharps
       Title: Vice President                    Title: Executive Vice President


                                           NATIONAL CITY BANK

Attest: /s/ Victor W. Latessa              By:    /s/ Matthew Hostelley
       ------------------------------           -------------------------------
       Name:  Victor W. Latessa                 Name:   Matthew Hostelley
       Title: Vice President                    Title:  Vice President